Exhibit 99.1

B&G Foods Acquires Victoria Fine Foods

Parsippany, N.J., December 2, 2016—B&G Foods, Inc. (NYSE: BGS) announced that effective today it has acquired Victoria Fine Foods Holding Company and Victoria Fine Foods, LLC from Huron Capital Partners and certain other sellers for approximately $70.0 million in cash, subject to a customary working capital adjustment.

“We are delighted to welcome Victoria Fine Foods and the Victoria premium pasta sauce brand to the B&G Foods family,” stated Robert C. Cantwell, President and Chief Executive Officer of B&G Foods.  “The Victoria brand complements very well our existing portfolio of brands, including our Don Pepino pizza sauces, Sclafani crushed tomatoes and Emeril’s pasta sauces.  And, consistent with our acquisition strategy, we expect the acquisition to be immediately accretive to our earnings per share and free cash flow.”

B&G Foods projects that after it fully integrates the Victoria brand, the brand will generate on an annualized basis net sales of approximately $41.0 million and adjusted EBITDA of approximately $9.0 million.

Victoria Fine Foods is a Brooklyn-based business founded in 1929.  The Victoria brand offers a variety of premium pasta and specialty sauces, savory condiments and tasty gourmet spreads.  Using traditional cooking methods, Victoria sauces are slow kettle-cooked in small batches to ensure rich flavor and a homemade taste. Committed to its values of quality, honesty, authenticity and community, Victoria believes that Ingredients Come FirstTM.

B&G Foods funded the acquisition and related fees and expenses with cash on hand and additional revolving loans under its existing credit facility.

Sawaya Segalas & Co., LLC served as the exclusive financial advisor to Victoria Fine Foods.

Perella Weinberg Partners LP served as a financial advisor to B&G Foods.

About Huron Capital Partners

Based in Detroit, Huron Capital is an operationally-focused private equity firm with a long history of growing lower middle-market companies through its proprietary ExecFactor® buy-and-build investment model.  Huron Capital prefers complex situations where it can help companies reach their full potential by combining its operational approach, substantial capital base, and transaction experience with seasoned operating executives. Founded in 1999, Huron Capital has raised over $1.1 billion in capital through four committed private equity funds and invested in over 120 companies, and its portfolio companies have employed over 11,000 people throughout North America. The Huron Capital buy-and-build investment model includes equity recapitalizations, family succession transactions, market-entry strategies, corporate carve-outs, and management buyouts of companies having revenues up to $200 million. Huron Capital targets both majority and less-than-majority equity stakes in fundamentally-sound companies that can benefit from the firm’s operational approach to creating value.  Huron Capital’s sector focus includes business services, consumer products & services and specialty manufacturing. For more information, please visit www.huroncapital.com.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Bear Creek Country Kitchens, Brer Rabbit, Canoleo, Cary’s, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Durkee, Emeril’s, Grandma’s Molasses, Green Giant, JJ Flats, Joan of Arc, Las Palmas, Le Sueur, MacDonald’s, Mama Mary’s, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Flatbreads, New York Style, Old London, Original Tings, Ortega, Pirate’s Booty, Polaner, Red Devil, Regina, Sa-són, Sclafani, Smart Puffs, Spice Islands, Spring Tree, Sugar Twin, Tones, Trappey’s, TrueNorth, Underwood, Vermont Maid, Weber, Wright’s and now, Victoria. B&G Foods also sells and distributes Static Guard, a household product brand.

About Non-GAAP Financial Measures and Items Affecting Comparability

“EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) and “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses and amortization of acquired inventory fair value step-up) and certain other items described from time to time in the Company’s SEC filings and earnings releases) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

B&G Foods provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted EBITDA guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for acquisition-related expenses, gains and losses and other charges reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to the acquisition of Victoria Fine Foods and the expected impact of the acquisition, including without limitation, the expected impact on B&G Foods’ earnings per share, net sales, adjusted EBITDA and free cash flow.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking.  Factors that may affect actual results include, without limitation: whether and when the Company will be able to realize the expected financial results and accretive effect of the acquisition, and how customers, competitors, suppliers and employees will react to the acquisition.  The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal 2015 filed on March 2, 2016 and in its subsequent reports on Forms 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Dara Dierks 866.211.8151	Media Relations: ICR, Inc. Matt Lindberg 203.682.8214